Law Office

Stradley, Ronon, Stevens & Young, LLP

2600 One Commerce Square
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000

Direct Dial: (215) 564-8124

May 17, 2004
Buffalo Funds
5420 W 61st Place
Shawnee Mission, KS 66205

Re:   Legal Opinion-Securities Act of 1933

Ladies and Gentlemen:

We have examined the Agreement and Declaration of Trust (the “Declaration”) of Buffalo Funds (the “Fund”), a series statutory trust organized under the Delaware Statutory Trust Act, the By-Laws of the Fund, and its proposed form of Share Certificates (if any), all as amended to date, and the various pertinent corporate proceedings we deem material. We have also examined the Notification of Registration and the Registration Statements filed under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Securities Act of 1933, as amended (the “Securities Act”), all as amended to date, as well as other items we deem material to this opinion.

The Fund is authorized by the Declaration to issue an unlimited number of shares of beneficial interest, all without par value, and has designated three series of shares as the Buffalo Science & Technology Fund, the Buffalo Mid Cap Fund and the Buffalo Micro Cap Fund series, and allocated an unlimited number of shares to such series. The Declaration also empowers the Board to designate any additional series or classes and allocate shares to such series or classes.

The Fund has filed with the U.S. Securities and Exchange Commission, a Registration Statement under the Securities Act, which Registration Statement is deemed to register an indefinite number of shares of the Fund pursuant to the provisions of Section 24(f) of the Investment Company Act. You have also informed us that the shares of the Fund will be sold in accordance with the Fund’s usual method of distributing its registered shares, under which prospectuses are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

Buffalo Funds
May 17, 2004

Based upon the foregoing information and examination, so long as the Fund remains a valid and subsisting entity under the laws of the state of Delaware, and the registration of an indefinite number of shares of the Fund remains effective, the authorized shares of the Fund when issued for the consideration set by the Board of Trustees pursuant to the Declaration, will be legally issued, fully-paid, and non-assessable shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Declaration and the laws of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Fund, along with any amendments thereto, covering the registration of the shares of the Fund under the Securities Act and the registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Fund are offered, and we further consent to reference in the Registration Statement of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

BY:    /s/ Michael P. O’Hare
  Michael P. O’Hare

cc:            Kent W. Gasaway
William G. Cooke
Michael P. O’Hare